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                                   Exhibit 5



                                                    April 19, 1999

The Board of Directors
Rockport National Bancorp, Inc.
16 Main Street
Rockport, MA  01966

     Re:  Rockport National Bancorp, Inc.
          Registration Statement of Form S-4

Gentlemen:

     We are counsel to Rockport National Bancorp, Inc., a Massachusetts Corporation with its principal office in Rockport, Massachusetts (the "Company"), and have acted as such in connection with the proposed merger ("Merger") of Rockport National Bank with the Interim National Bank of Rockport under the Charter of Rockport National Bank and the proposed reorganization (the "Reorganization") of the Company pursuant to a Plan and Agreement of Reorganization, dated April 13, 1999, which provides, among other things, for the acquisition of all of the outstanding common stock of the Bank (the "Bank Common Stock") by the Company, and the issuance of 1 share of the Company's common stock ("Company Common Stock") for each share of the Bank's common stock acquired.

     During the course of our representation, and in rendering our opinion, we have reviewed such documents as we have deemed necessary or advisable to render the opinions stated herein, and, in connection therewith, we have examined originals or copies, authenticated to our satisfaction, of the following: (i) the Articles of Organization of the Company; (ii) the Bylaws of the Company;
(iii) the Plan and Agreement of Reorganization; (iv) Resolutions of the Board of Directors of the Company; (v) the Registration Statement on Form S-4 of the Company registering shares of common stock, par value $.01 per share (the "Common Stock"), of the Company to be issued in connection with the Reorganization; and (vi) such other documents and instruments as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the validity of all applicable statutes and regulations, the legal authority and the capacity of all persons executing documents and proper indexing and accuracy of all public records and documents. As to any facts material to this opinion
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The Board of Directors
April 19, 1999
Page 2


which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Bank and others. The opinions set forth herein are based on the laws of the Commonwealth of Massachusetts and the corporate laws of the Commonwealth of Massachusetts as the same exist on the date hereof, and no opinion is expressed as to the laws of any other jurisdiction.

     Based upon the foregoing, we are of the opinion that upon consummation of the Reorganization, the shares of Common Stock of the Company that will be issued to the shareholders of the Bank pursuant to the terms of the Reorganization will be duly and validly authorized, legally issued, fully paid and non-assessable.

     The opinions expressed herein are made as of the date hereof pursuant to the requirements of Regulation S-K, Item 601, of the SEC in regard to the shares being registered pursuant to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the caption "Legal Matters" in the Registration Statement and Proxy Statement and Prospectus.

                                    Sincerely,

                                    /s/ Cranmore, FitzGerald & Meaney

                                    CRANMORE, FITZGERALD & MEANEY